CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Dodge & Cox Funds of our reports dated February 15, 2019, relating to the financial statements and financial highlights, which appear in Dodge & Cox Stock Fund, Dodge & Cox Balanced Fund, Dodge & Cox Income Fund, Dodge & Cox International Stock Fund, Dodge & Cox Global Stock Fund, and Dodge & Cox Global Bond Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 23, 2019